Exhibit 99.1

Contacts:
Jeff Young		Sandy Smith
Media Relations		Investor Relations
Akamai Technologies		Akamai Technologies
617-444-3913		617-444-2804
jyoung@akamai.com	—or—	ssmith@akamai.com

AKAMAI REPORTS THIRD QUARTER 2003 RESULTS

• Company generates $2.6 million positive free cash flow

• Revenue increases more than 10 percent to $41.8 million

• Net loss narrows to $0.03 per share, a 77 percent improvement quarter over quarter

• EdgeSuite® services now used by more than half of recurring customer base

CAMBRIDGE, Mass. - October 29, 2003 - Akamai Technologies, Inc. (NASDAQ: AKAM), the world’s largest on demand distributed computing platform for conducting profitable e-business, today reported financial results for the third quarter ended September 30, 2003. Revenue for third quarter 2003 was $41.8 million, a 10.6 percent increase over second quarter revenue of $37.8 million, and an 18.1 percent increase over third quarter 2002 revenue of $35.4 million. During the third quarter, Akamai achieved positive free cash flow*, generating $2.6 million of free cash flow. (* See Use of Non-GAAP Financial Measures for definition of free cash flow.)

“These are our most successful financial results in the company’s five-year history,” said George Conrades, chairman and CEO of Akamai. “I am very pleased to report that we achieved positive free cash flow in the third quarter, and believe that the company will continue to generate positive free cash flow in sequential quarters going forward.”

Akamai ended the quarter with $99.0 million in cash and cash equivalents and marketable securities, a positive improvement of $2.6 million over the prior quarter.

Net loss, in accordance with United States Generally Accepted Accounting Principles (GAAP) for the third quarter 2003 was $3.9 million, or negative $0.03 per share, compared to a net loss for second quarter 2003 of $14.6 million, or negative $0.13 per share, and compared to a loss of $47.5 million, or negative $0.42 per share in the third quarter of 2002.

Normalized net loss* for the third quarter of 2003 was $3.5 million, or negative $0.03 per share, compared to normalized net loss for the prior quarter of $10.1 million, or negative $0.09 per share, and compared to First Call’s consensus summary normalized net loss of $0.07 per share, and a normalized net loss of $31.5 million, or negative $0.28 per share, in the third quarter of 2002. (* See Use of Non-GAAP Financial Measures for definition of normalized net loss.)

“We believe the third quarter results continue to demonstrate our success in growing and improving the quality of the Akamai customer base, and our ability to effectively operate our business,” continued Conrades.

Adjusted EBITDA* for the third quarter of 2003 was $11.7 million, up 52 percent from $7.7 million in the prior quarter, and an improvement from an Adjusted EBITDA loss of $6.7 million in the third quarter of 2002. (* See Use of Non-GAAP Financial Measures for definition of Adjusted EBITDA.)

Customers

At the end of the third quarter of 2003, Akamai had 560 EdgeSuite customers under recurring contract, compared to 434 at the end of the previous quarter, and up from 243 EdgeSuite customers at the end of third quarter of 2002. In addition, the number of recurring customers grew in the third quarter by 55 net new accounts for a total of 1,056 customers under long-term services contracts.

New EdgeSuite customers in the third quarter included AIRBUS, AirTran Airways, a subsidiary of AirTran Holdings, Inc., Analog Devices Inc., BMW France, Defense Information Systems Agency of the Department of Defense, Drugstore.com, Food and Drug Administration, JCPenney, Red Bull GmbH, and Reuters, among others.

Network

The size, scale and functionality of Akamai’s underlying global network remain key to the value proposition of all Akamai services. Akamai’s global network at the end of the third quarter consisted of 14,488 servers in 1,108 networks, in 71 countries. The geographic reach and capacity of Akamai’s network is unprecedented in its ability to serve the needs of enterprise customers, government agencies and major Web-centric businesses.

Financial Statements

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
(unaudited)

	September 30,	December 31,
	2003	2002

Assets
Cash and cash equivalents	$83,896	$111,262
Marketable securities (includes $726 and $3,161, respectively, which are restricted)	2,127	3,664
Accounts receivable, net	25,349	17,574
Prepaid expenses and other current assets	5,966	9,183

Current assets:	117,338	141,683
Marketable securities (includes $3,922 and $10,244, respectively, which are restricted)	12,942	10,244
Property and equipment, net	29,287	63,159
Goodwill and other intangible assets, net	5,188	7,410
Other assets	5,652	7,367

Total assets	$170,407	$229,863

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$40,458	$53,909
Other current liabilities	6,928	27,190

Current liabilities:	47,386	81,099
Other liabilities	5,596	16,854
Convertible notes	300,000	300,000

Total liabilities	352,982	397,953
Stockholders’ deficit	(182,575)	(168,090)

Total liabilities and stockholders’ deficit	$170,407	$229,863

Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended				Nine Months Ended

	Sept. 30,	June 30,	Sept. 30,	June 30,	Sept. 30,	Sept. 30,
	2003	2003	2002	2002	2003	2002

Revenue	$41,767	$37,759	$35,375	$36,322	$116,090	$109,624
Cost and operating expenses:
Cost of revenue (before depreciation)	6,737	6,551	9,580	10,946	20,154	31,768
Research and development	3,007	2,227	4,820	4,624	7,679	14,313
Sales and marketing	11,025	11,382	13,861	13,837	32,516	41,308
General and administrative	9,294	9,890	13,772	15,215	30,062	42,953
Amortization of CNN advertising	—	—	1,771	1,246	—	4,263
Amortization of other intangible assets	12	12	2,231	2,231	2,222	9,699
Depreciation	10,757	13,385	20,735	20,602	39,390	61,347
Equity-related compensation	2,056	3,268	4,616	4,646	8,295	15,633
Restructuring charges	—	1,299	6,138	602	(8,521)	19,149

Total cost and operating expenses	42,888	48,014	77,524	73,949	131,797	240,433

Operating loss	(1,121)	(10,255)	(42,149)	(37,627)	(15,707)	(130,809)
Interest expense, net	4,343	4,268	3,950	3,733	12,839	11,257
(Gain) loss on investments, net	(1,637)	—	1,311	759	(1,622)	6,398

Loss before provision for income taxes	(3,827)	(14,523)	(47,410)	(42,119)	(26,924)	(148,464)
Provision for income taxes	82	123	123	123	278	369

Net loss	$(3,909)	$(14,646)	$(47,533)	$(42,242)	$(27,202)	$(148,833)

Basic and diluted net loss per share	$(0.03)	$(0.13)	$(0.42)	$(0.38)	$(0.23)	$(1.33)
Weighted average common shares outstanding	118,596	117,109	114,251	112,253	117,368	112,066

Supplemental Financial Data (unaudited)

	Three Months Ended				Nine Months Ended

	Sept 30,	June 30,	Sept. 30,	June 30,	Sept 30,	Sept. 30
	2003	2003	2002	2002	2003	2002

Supplemental financial data (in thousands):
Network-related depreciation	$7,487	$9,146	$11,865	$11,849	$27,253	$35,628
Other depreciation	$3,270	$4,239	$8,870	$8,753	$12,137	$25,719
Capital expenditures	$2,110	$1,857	$6,851	$3,665	$6,169	$13,303
Common stock issued	119,424	118,820	116,642	116,397
Common stock issued, unexercised options, warrants and deferred stock units	137,057	135,225	134,876	133,377

Cash flow data (in thousands):
Net cash provided by (used in) operating activities	$610	$(13,941)	$(11,401)	$(8,011)	$(26,332)	$(55,381)
Net cash (used in) provided by investing activities	$(10,271)	$4,373	$46,703	$31,481	$(5,487)	$99,057
Net cash provided by financing activities and effects of exchange rate translation on cash	$2,838	$1,655	$51	$862	$4,453	$1,044

Net (decrease) increase in cash and cash equivalents	$(6,823)	$(7,913)	$35,353	$24,332	$(27,366)	$44,720
Net change in cash, cash equivalents and marketable securities	$2,620	$(13,597)	$(18,260)	$(11,483)	$(26,205)	$(68,529)

End of period statistics:
EdgeSuite customers	560	434	243	211
Number of customers under recurring contract	1,056	1,001	975	1,034
Number of employees	529	519	789	807
Number of deployed servers	14,488	14,372	12,942	12,976

*Use of Non-GAAP Financial Measures

In addition to providing GAAP-based financial measurements, Akamai has historically provided financial metrics that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors.

Akamai defines “Adjusted EBITDA” as net loss, before interest, taxes, depreciation, amortization, equity-related compensation, restructuring charges and benefits, and certain gains and losses on equity investments. Akamai considers Adjusted EBITDA to be an important indicator of the company’s operational strength and performance of its business and a good measure of the company’s historical operating trend.

Adjusted EBITDA eliminates items which are either not part of the company’s core operations, such as investment gains and losses, net interest expense and restructuring activities, or do not require a cash outlay, such as equity-related compensation and impairment of intangible assets. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historic cost incurred to build out the company’s deployed network, and may not be indicative of current or future capital expenditures.

Akamai defines “capital expenditures” or “capex” as purchases of property and equipment and the capitalization of internal-use software development costs. Capital expenditures or capex are disclosed in Akamai’s consolidated statement of cash flows in the quarterly report on Form 10-Q.

Akamai defines “free cash flow” as the net change in cash and cash equivalents and marketable securities quarter-over-quarter. Akamai considers free cash flow to be an important indicator of the company’s ability to finance operations, service its debt and make strategic investments.

Akamai defines “normalized net loss” as net loss before amortization, equity-related compensation, restructuring charges and benefits, and certain gains and losses on equity investments. Akamai considers normalized net loss to be another important indicator of the overall performance of the company because it eliminates the effects of events that are either not part of the company’s core operations or are non-cash.

Adjusted EBITDA, free cash flow and normalized net loss should be considered in addition to, not as a substitute for, the company’s operating loss, net loss, and various cash flow measures (e.g., cash used in operating activities), as well as other measures of financial performance reported in accordance with generally accepted accounting principles.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G, the company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

Reconciliation of GAAP net loss to normalized net loss
and Adjusted EBITDA
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended

	Sept 30,	June 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2003	2003	2002	2002	2003	2002

Net loss	$(3,909)	$(14,646)	$(47,533)	$(42,242)	$(27,202)	$(148,833)
Amortization of intangible assets	12	12	2,231	2,231	2,222	9,699
Equity-related compensation	2,056	3,268	4,616	4,646	8,295	15,633
Restructuring charges	—	1,299	6,138	602	(8,521)	19,149
(Gain) loss on investments, net	(1,637)	—	1,311	759	(1,622)	6,398
Amortization of CNN advertising	—	—	1,771	1,246	—	4,263

Total normalized net loss:	(3,478)	(10,067)	(31,466)	(32,758)	$(26,828)	$(93,691)

Interest expense, net	4,343	4,268	3,950	3,733
Provision for income taxes	82	123	123	123
Depreciation	10,757	13,385	20,735	20,602

Total Adjusted EBITDA:	$11,704	$7,709	$(6,658)	$(8,300)

Weighted average common shares outstanding:	118,596	117,109	114,251	112,253	117,368	112,066
Normalized net loss per share:	($0.03)	($0.09)	($0.28)	($0.29)	($0.23)	($0.84)

Net increase (decrease) in cash and cash equivalents as reported on the consolidated statements of cash flows, which are prepared in accordance with GAAP, is the financial measure most directly comparable to free cash flow. This measure is not accessible on a forward-looking basis because it would include estimates that cannot be reasonably forecasted. These estimates include future changes in the balance of marketable securities, which may be significant.

Free Cash Flow
(dollar amounts in thousands)

Three months ended

September 30,
2003

Change in cash and cash equivalents per the consolidated statement of cash flows	$(6,823)
Change in marketable securities	9,443

Free cash flow	$2,620

Quarterly Conference Call

Akamai will host a conference call today at 4:30 p.m. ET that can be accessed through 1-888-689-4521 (or 1-706-645-9202 for international calls). A live Webcast of the call may be accessed at www.akamai.com in the Investor section. In addition, a replay of the call will be available for one week following the conference through the Akamai Website or by calling 1-800-642-1687 (or 1-706-645-9291 for international calls) and using conference ID No. 2737095.

About Akamai

Akamai® — The Business Internet, is the world’s largest on demand distributed computing platform for conducting profitable e-business. Overcoming the inherent limitations of the Internet, Akamai’s services ensure a high-performing, scalable, and secure environment for organizations to cost effectively extend and control their e-business infrastructure. Headquartered in Cambridge, Massachusetts, Akamai’s industry-leading services, matched with world-class customer care, are used by hundreds of today’s most successful enterprises and government agencies around the globe. For more information, visit www.akamai.com.

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Akamai Statement Under the Private Securities Litigation Reform Act

The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements with respect to Akamai’s expectations to continue to be free cash flow positive in future quarters. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, unexpected increases in Akamai’s use of funds, unexpected loss of key large customers, failure to increase our revenue and keep our expenses consistent with revenues, inability to service and repay our outstanding debt, the effects of any attempts to intentionally disrupt our services or network by hackers or others, failure to have available sufficient transmission capacity, a failure of Akamai’s network infrastructure, and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent Akamai’s expectations and beliefs as of the date of this press release. Akamai anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Akamai may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Akamai’s expectations or beliefs as of any date subsequent to the date of this press release.